Exhibit 2.1

STOCK PURCHASE AGREEMENT

STOCK PURCHASE AGREEMENT, dated as of November 8, 2021 (the “Agreement”), among Vision Hydrogen Corporation, a Nevada corporation (“Vision”), VoltH2 Holdings AG, a Swiss corporation (“Volt”), First Finance Europe Limited a British Columbia corporation (“First Finance” or a “Seller”), Volt Energy B.V., a Dutch corporation (“Volt B.V.” or a “Seller”), and Charlwood Projects Ltd., a England & Wales corporation (“Charlwood” or a “Seller” and, together with Volt B.V., the “Affiliate Sellers” and together with First Finance and Volt B.V., the “Sellers”). Each of the parties to this Agreement is individually referred to herein as a “Party” and collectively as the “Parties.”

W I T N E S S E T H:

WHEREAS, the Sellers own an aggregate of approximately 84.1% of the issued and outstanding common shares of Volt; and

WHEREAS, Vision desires to purchase common shares of Volt from each of the Sellers as indicated on Schedule A hereto and each Seller wishes to sell such common shares to Vision.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter contained, the parties hereby agree as follows:

Article I
SALE AND PURCHASE OF VOLT SHARES

1.1 Sale and Purchase of Shares. Upon the terms and subject to the conditions contained herein, at the Closing (as defined in Section 2.1), Vision shall purchase from each Seller, and each Seller shall sell, transfer, convey, assign and deliver to Vision, that number of common shares listed next to each Seller’s name on Schedule A hereto (the “Volt Shares”), free and clear of all liens, security interests, pledges, equities and claims of any kind, voting trusts, shareholder agreements and other encumbrances (collectively, “Liens”).

1.2 Consideration for the Volt Shares. The purchase price for the Volt Shares shall be an aggregate amount equal to 8,409,091 shares of Vision’s common stock (the “Vision Shares”), allocated to each Seller as set forth on Schedule A hereto, with 6,590,909 of the Vision Shares (the “First Finance Shares”) delivered to First Finance at the Closing and 50,000 of the Vision Shares (the “Charlwood Shares” and, together with the First Finance Shares, the “Non-Affiliate Shares”) delivered to Charlwood at the Closing and the remaining 1,768,182 of the Vision Shares (the “Affiliate Shares”) delivered to VStock Transfer LLC, as escrow agent (the “Escrow Agent”), at the Closing. The Parties have agreed to value the Vision Shares at $4.00 per share for an agreed enterprise valuation of Volt of $40,000,000.

aRTICLE ii
CLOSING

2.1 Closing Date. The closing (the “Closing”) of the transactions contemplated by this Agreement (the “Transactions”) shall take place at the offices of Sichenzia Ross Ference LLP in New York, New York, commencing upon the satisfaction or waiver of all conditions and obligations of the Parties to consummate the Transactions contemplated hereby (other than conditions and obligations with respect to the actions that the respective Parties will take at Closing) or such other date and time as the Parties may mutually determine (the “Closing Date”).

ARTICLE III

REPRESENTATIONS AND WARRANTIES of each seller

Each Seller individually (and not jointly) represents and warrants to Vision as follows:

3.1 Good Title. Seller is the record and beneficial owner, and has good and marketable title to the Volt Shares in their name, with the right and authority to sell and deliver the Volt Shares to Vision as provided herein. No physical stock certificates have been provided Seller with respect to the Volt Shares. Upon transfer of the Volt Shares and registering of Vision as the new owner of the Volt Shares in the share register of Volt, Vision will receive good title to such Volt Shares, free and clear of all Liens.

3.2 Power and Authority. All acts required to be taken by Seller to enter into this Agreement and to carry out the Transactions have been properly taken. This Agreement constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with the terms hereof, subject to bankruptcy, insolvency and similar laws of general applicability as to which Seller is subject.

3.3 No Conflicts. The execution and delivery of this Agreement by Seller and the performance by Seller of its obligations hereunder in accordance with the terms hereof: (i) will not require the consent of any third party or any federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, in each case having jurisdiction over Seller (“Governmental Entity”) under any statutes, laws, ordinances, rules, regulations, orders, writs, injunctions, judgments, or decrees (collectively, “Laws”); (ii) will not violate any Laws applicable to Seller; and (iii) will not violate or breach any contractual obligation to which Seller or Volt is a party.

3.4 No Finder’s Fee. Seller has not created any obligation for any finder’s, investment banker’s or broker’s fee in connection with the Transactions that Volt or Vision will be responsible for.

3.5 Purchase Entirely for Own Account. The Vision Shares proposed to be acquired by Seller hereunder will be acquired for investment for Seller’s own account, and not with a view to the resale or distribution of any part thereof, and Seller has no present intention of selling or otherwise distributing any of the Vision Shares, except in compliance with applicable securities laws.

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3.6 Available Information. Seller has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in Vision. Without limiting the generality of the foregoing, Seller has reviewed Vision’s most recent annual report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and subsequent filings made by Vision under the Exchange Act with the SEC.

3.7 Non-Registration. Seller understands that the Vision Shares have not been registered under the Securities Act of 1933, as amended (the “Securities Act”) and, if issued in accordance with the provisions of this Agreement, will be issued by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of Seller’s representations as expressed herein.

3.8 Restricted Securities. Seller understands that the Vision Shares are characterized as “restricted securities” under the Securities Act inasmuch as this Agreement contemplates that, if acquired by Seller pursuant hereto, the Vision Shares would be acquired in a transaction not involving a public offering. Seller further acknowledges that if the Vision Shares are issued to Seller in accordance with the provisions of this Agreement, such Vision Shares may not be resold without registration under the Securities Act or the existence of an exemption therefrom. Seller represents that it is familiar with Rule 144 promulgated under the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act. Seller understands that Vision will be under no obligation to register for resale the Vision Shares.

3.9 Legends. Seller understands that the Vision Shares will bear the following legend or another legend that is similar to the following:

THESE SECURITIES HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO VISION. THESE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT SECURED BY SUCH SECURITIES.

and any legend required by the “blue sky” laws of any state to the extent such laws are applicable to the securities represented by the certificate so legended.

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3.10 Accredited Investor. Seller is an “accredited investor” within the meaning of Rule 501 under the Securities Act.

3.11 Knowledge. Seller is aware of Volt’s business affairs and financial condition and has reached an informed and knowledgeable decision to sell its Volt Shares.

3.12 Big Boy Representation. The Seller acknowledges and confirms: that Vision may have, and later may come into possession of, information with respect to Volt, its business affairs and financial condition, its immediate and long term prospects, its resources and ability to raise additional capital as well as its financing and opportunities generally, that is not known to Seller and that may, if known by Seller, be material to a decision to sell the Volt Shares to Vision; that Seller has determined to sell the Volt Shares notwithstanding its lack of knowledge of information that Vision may be in possession of or may later come into possession of Vision; and Vision shall have no liability to Seller or any other person or entity, and Seller waives and releases any claims that it might have against Vision or any other party that is based, in whole or in part, on any disparity in access to Volt, knowledge, information or beliefs, including, without limitation, under any foreign, federal or state securities laws, common law or statute, rule or regulation. Seller further acknowledges and agrees that even in the event of any recapitalization, financing, merger, infusion of cash or incurrence of indebtedness provided by or through Vision, the foregoing provisions shall bar any claim that Seller was deceived or fraudulently induced into proceeding with a sale of the Volt Shares. Seller has been made aware of such disparity of information, and has received satisfactory answers to any questions Seller has asked and desires to complete the sale of the Volt Shares contemplated under this Agreement. Vision has no duty, fiduciary or otherwise, to inform Seller of any information. Seller has acknowledged and does acknowledge that as a result of the foregoing possibilities or events, the value of the ownership of Volt represented by the Volt Shares will increase, in certain cases, potentially significantly, that Seller shall not participate in the appreciation in value of the Volt Shares, and shall have no claim or right to adjustment of the consideration paid for the Volt Shares, and neither Vision nor Volt has any obligation to provide Seller any other or further protection, consideration, value or notification.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF VOLT AND VOLT B.V.

Each of Volt and Volt B.V. individually represents and warrants to Vision as follows:

4.1 Organization, Standing and Power. Volt is duly incorporated or organized, validly existing and in good standing under the laws of Switzerland and has the corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on Volt, a material adverse effect on the ability of Volt to perform its obligations under this Agreement or on the ability of Volt to consummate the Transactions (a “Volt Material Adverse Effect”). Volt is duly qualified to do business in each jurisdiction where the nature of its business or its ownership or leasing of its properties make such qualification necessary, except where the failure to so qualify would not reasonably be expected to have a Volt Material Adverse Effect. Volt has delivered to Vision true and complete copies of an extract from the commercial register of the Canton of Zug and the articles of association of Volt, each as amended to the date of this Agreement (as so amended, the “Volt Charter Documents”).

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4.2 Capital Structure. The authorized share capital of Volt consists of 1’100’000 registered common shares, CHF 0.10 par value, of which 1’100’000 shares are issued and outstanding. No physical stock certificates have been provided with respect to the Volt Shares. No other shares or other voting securities or capital stock of Volt (including, without limitation, any securities convertible into or exchangeable into common or preferred stock of Volt) are issued, reserved for issuance or outstanding. All outstanding shares of Volt are duly authorized, validly issued, fully paid and non-assessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the applicable corporate laws of its state of incorporation, Volt Charter Documents or any Contract (as defined in Section 4.4(a)) to which Volt is a party or otherwise bound. There are no bonds, debentures, notes or other indebtedness of Volt having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Volt Shares may vote (“Voting Volt Debt”). Except as set forth herein, as of the date of this Agreement, there are no options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which Volt is a party or by which Volt is bound (i) obligating Volt to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares or other equity interests in, or any security convertible or exercisable for or exchangeable into any shares or capital stock or other equity interest in, Volt or any Voting Volt Debt, (ii) obligating Volt to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (iii) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of the shares or capital stock of Volt.

4.3 Authority; Execution and Delivery; Enforceability. Volt has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution and delivery by Volt of this Agreement and the consummation by Volt of the Transactions have been duly authorized and approved by the Board of Directors of Volt and no other corporate proceedings on the part of Volt are necessary to authorize this Agreement and the Transactions. When executed and delivered, this Agreement will be enforceable against Volt in accordance with its terms, subject to bankruptcy, insolvency and similar laws of general applicability as to which Volt is subject.

4.4 No Conflicts; Consents.

(a) The execution and delivery by Volt of this Agreement does not, and the consummation of the Transactions and compliance with the terms hereof and thereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Volt under any provision of (i) Volt Charter Documents, (ii) any material contract, lease, license, indenture, note, bond, agreement, permit, concession, franchise or other instrument (a “Contract”) to which Volt is a party or by which any of its properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 4.4(b), any material judgment, order or decree (“Judgment”) or material Law applicable to Volt or its properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a Volt Material Adverse Effect. Without limiting the generality of the foregoing, Volt consents to the sale by the Sellers of the Volt Shares to Vision.

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(b) No material consent, approval, license, permit, order or authorization (“Consent”) of, or registration, declaration or filing with, or permit from, any Governmental Entity is required to be obtained or made by or with respect to Volt in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions.

4.5 Taxes.

(c) Volt has timely filed, or has caused to be timely filed on its behalf, all Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate, except to the extent any failure to file or any inaccuracies in any filed Tax Returns, individually or in the aggregate, have not had and would not reasonably be expected to have a Volt Material Adverse Effect. All Taxes shown to be due on such Tax Returns, or otherwise owed, have been timely paid, except to the extent that any failure to pay, individually or in the aggregate, has not had and would not reasonably be expected to have a Volt Material Adverse Effect. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of Volt know of no basis for any such claim.

(d) If applicable, Volt has established an adequate reserve reflected on its financial statements for all Taxes payable by Volt (in addition to any reserve for deferred Taxes to reflect timing differences between book and Tax items) for all Taxable periods and portions thereof through the date of such financial statements. No deficiency with respect to any Taxes has been proposed, asserted or assessed against Volt, and no requests for waivers of the time to assess any such Taxes are pending, except to the extent any such deficiency or request for waiver, individually or in the aggregate, has not had and would not reasonably be expected to have a Volt Material Adverse Effect.

(e) For purposes of this Agreement:

“Taxes” includes all forms of taxation, whenever created or imposed, and whether of the United States or elsewhere, and whether imposed by a local, municipal, governmental, state, foreign, federal or other Governmental Entity, or in connection with any agreement with respect to Taxes, including all interest, penalties and additions imposed with respect to such amounts.

“Tax Return” means all federal, state, local, provincial and foreign Tax returns, declarations, statements, reports, schedules, forms and information returns and any amended Tax return relating to Taxes.

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4.6 Benefit Plans. Volt does not have or maintain any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, share ownership, share purchase, share option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding (whether or not legally binding) providing benefits to any current or former employee, officer or director of Volt (collectively, “Volt Benefit Plans”). As of the date of this Agreement there are no severance or termination agreements or arrangements between Volt and any current or former employee, officer or director of Volt, nor does Volt have any general severance plan or policy.

4.7 Litigation. There is no action, suit, inquiry, notice of violation, proceeding (including any partial proceeding such as a deposition) or investigation pending or threatened in writing against or affecting Volt, or any of its properties before or by any court, arbitrator, governmental or administrative agency, regulatory authority (federal, state, county, local or foreign), stock market, stock exchange or trading facility (“Action”) which (i) adversely affects or challenges the legality, validity or enforceability of any of this Agreement or the Transactions or (ii) could, if there were an unfavorable decision, individually or in the aggregate, have or reasonably be expected to result in a Volt Material Adverse Effect. Neither Volt nor any director or officer thereof (in his or her capacity as such), is or has been the subject of any Action involving a claim or violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty.

4.8 Compliance with Applicable Laws. Volt is not (i) in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by Volt under), nor has Volt received notice of a claim that it is in default under or that it is in violation of, any indenture, loan or credit agreement or any other agreement or instrument to which it is a party or by which it or any of its properties is bound (whether or not such default or violation has been waived), (ii) in violation of any judgment, decree, or order of any court, arbitrator or other governmental authority or (iii) has been in violation of any statute, rule, ordinance or regulation of any governmental authority, including without limitation all foreign, federal, state and local laws relating to taxes, environmental protection, occupational health and safety, product quality and safety and employment and labor matters, except in each case as could not have or reasonably be expected to result in a Volt Material Adverse Effect.

4.9 Brokers. No broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Volt.

4.10 Contracts. Except as disclosed in Schedule B, there are no Contracts that are material to the business, properties, assets, condition (financial or otherwise), results of operations or prospects of Volt. Volt is not in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice would cause such a violation of or default under) any Contract to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to result in a Volt Material Adverse Effect.

4.11 Title to Properties. Volt has sufficient title to, or valid leasehold interests in, all of its properties and assets used in the conduct of its businesses. All such assets and properties, other than assets and properties in which Volt has leasehold interests, are free and clear of all Liens other than those Liens that, in the aggregate, do not and will not materially interfere with the ability of Volt to conduct business as currently conducted.

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4.12 Insurance. Volt does not have any insurance policies in place.

4.13 Transactions With Affiliates and Employees. Except as set forth in the Schedule C, none of the officers or directors of Volt and, to the knowledge of Volt, none of the employees of Volt is presently a party to any transaction with Volt (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of Volt, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

4.14 Application of Takeover Protections. Volt has taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under Volt’s charter documents or the laws of its country, state or province of incorporation that is or could become applicable to Volt as a result of the Sellers and Volt fulfilling their obligations or exercising their rights under this Agreement.

4.15 No Additional Agreements. Volt does not have any agreement or understanding with the Sellers with respect to the Transactions other than as specified in this Agreement.

4.16 Investment Company. Volt is not, and is not an affiliate of, and immediately following the Closing will not have become, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

4.17 Absence of Certain Changes or Events. Except in connection with the Transactions, Volt has conducted its business only in the ordinary course, and during such period there has not been:

(f) any change in the assets, liabilities, financial condition or operating results of Volt, except changes in the ordinary course of business that have not caused, in the aggregate, a Volt Material Adverse Effect;

(g) any damage, destruction or loss, whether or not covered by insurance, that would have a Volt Material Adverse Effect;

(h) any waiver or compromise by Volt of a valuable right or of a material debt owed to it;

(i) any satisfaction or discharge of any lien, claim, or encumbrance or payment of any obligation by Volt, except in the ordinary course of business and the satisfaction or discharge of which would not have a Volt Material Adverse Effect;

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(j) any material change to a material Contract by which Volt or any of its assets is bound or subject;

(k) any mortgage, pledge, transfer of a security interest in, or lien, created by Volt, with respect to any of its material properties or assets, except liens for taxes not yet due or payable and liens that arise in the ordinary course of business and does not materially impair Volt’s ownership or use of such property or assets;

(l) any loans or guarantees made by Volt to or for the benefit of its employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;

(m) any alteration of Volt’s method of accounting or the identity of its auditors;

(n) any declaration or payment of dividend or distribution of cash or other property to any shareholder or any purchase, redemption or agreements to purchase or redeem any shares of capital stock of Volt;

(o) any issuance of equity securities to any officer, director or affiliate; or

(p) any arrangement or commitment by Volt to do any of the things described in this Section.

4.18 Foreign Corrupt Practices. Neither Volt, nor, to Volt’s knowledge, any director, officer, agent, employee or other person acting on behalf of Volt has, in the course of its actions for, or on behalf of, Volt (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

4.19 Financial Statements; Financial Information. Volt’s consolidated financial statements for the period from inception on June 15, 2020 to December 31, 2020 (the “Audited Financial Statements”), and unaudited financial statements for any subsequent quarter (the “Unaudited Financial Statements” and, together with the Audited Financial Statements, the “Financial Statements”), when delivered by Volt at the Closing Date, fairly present, in all material respects, in conformity with U.S. GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the financial position of Volt as of the dates thereof and its results of operations and cash flows for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements). The Financial Statements are in accordance with the books and records of Volt. All necessary books of account and accounting records have been maintained by Volt, are in Volt’s possession and contain accurate information in accordance with generally accepted principles.

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4.20 Environmental Matters. Volt (i) is in compliance with all federal, state, local and foreign laws relating to pollution or protection of human health or the environment (including ambient air, surface water, groundwater, land surface or subsurface strata), including laws relating to emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, or toxic or hazardous substances or wastes (collectively, “Hazardous Materials”) into the environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, as well as all authorizations, codes, decrees, demands, or demand letters, injunctions, judgments, licenses, notices or notice letters, orders, permits, plans or regulations, issued, entered, promulgated or approved thereunder (“Environmental Laws”); (ii) has received all permits licenses or other approvals required of it under applicable Environmental Laws to conduct its business; and (iii) is in compliance with all terms and conditions of any such permit, license or approval where in each clause (i), (ii) and (iii), the failure to so comply could be reasonably expected to have, individually or in the aggregate, a Volt Material Adverse Effect.

4.21. Office of Foreign Assets Control. Neither Volt nor any director, officer, agent, employee or affiliate of Volt is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department.

4.22 Money Laundering. The operations of Volt are and have been conducted at all times in compliance with applicable financial record-keeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, applicable money laundering statutes and applicable rules and regulations thereunder (collectively, the “Money Laundering Laws”), and no Action or Proceeding by or before any court or governmental agency, authority or body or any arbitrator involving Volt with respect to the Money Laundering Laws is pending or, to the knowledge of the Affiliate Sellers, threatened.

4.23 Intellectual Property. Volt has, or has rights to use, all patents, patent applications, trademarks, trademark applications, service marks, trade names, trade secrets, inventions, copyrights, licenses and other intellectual property rights and similar rights necessary or required for use in connection with its business (collectively, the “Intellectual Property Rights”). Volt has not received a notice (written or otherwise) that any of, the Intellectual Property Rights has expired, terminated or been abandoned, or is expected to expire or terminate or be abandoned, within two (2) years from the date of this Agreement. Volt has not received a written notice of a claim or otherwise has any knowledge that the Intellectual Property Rights violate or infringe upon the rights of any person or entity. To the knowledge of the Affiliate Sellers, all such Intellectual Property Rights are enforceable and there is no existing infringement by another Person of any of the Intellectual Property Rights. Volt has taken reasonable security measures to protect the secrecy, confidentiality and value of all of its intellectual properties, except where failure to do so could not, individually or in the aggregate, reasonably be expected to have a Volt Material Adverse Effect.

4.24 Regulatory Permits. Volt’s current and future projects and business is subject to applications and successful certificates, authorizations, or permits issued by the appropriate federal, state, local or foreign regulatory authorities on a per project basis (“Permits”). The issuing and granting proceeding of such Permits is subject to the respective applicable law of each such project and there are no guarantees that a Permit is issued or granted for a specific project. Volt currently does not posses any Permits issued by the appropriate federal, state, local or foreign regulatory authorities necessary to conduct its business.

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Article v
REPRESENTATIONS AND WARRANTIES OF VISION

5.1 Organization, Standing and Power. Vision is duly organized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on Vision, a material adverse effect on the ability of Vision to perform its obligations under this Agreement or on the ability of Vision to consummate the Transactions (a “Vision Material Adverse Effect”). Vision is duly qualified to do business in each jurisdiction where the nature of its business or their ownership or leasing of its properties make such qualification necessary and where the failure to so qualify would reasonably be expected to have a Vision Material Adverse Effect.

5.2 Authority; Execution and Delivery; Enforceability. The execution and delivery by Vision of this Agreement and the consummation by Vision of the Transactions have been duly authorized and approved by the Board of Directors of Vision and no other corporate proceedings on the part of Vision are necessary to authorize this Agreement and the Transactions. This Agreement constitutes a legal, valid and binding obligation of Vision, enforceable against Vision in accordance with the terms hereof, subject to bankruptcy, insolvency and similar laws of general applicability as to which Vision is subject. The Vision Shares, upon issuance in accordance with the terms hereof, will be duly and validly issued, fully paid and nonassessable.

5.3 No Conflicts; Consents.

(a) The execution and delivery by Vision of this Agreement, does not, and the consummation of Transactions and compliance with the terms hereof and thereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under, or result in the creation of any Lien upon any of the properties or assets of Vision under, any provision of (i) the certificate of incorporation or bylaws of Vision, (ii) any material Contract to which Vision is a party or by which any of its properties or assets is bound or (iii) any material Judgment or material Law applicable to Vision or its properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a Vision Material Adverse Effect.

(b) No Consent of, or registration, declaration or filing with, or permit from, any Governmental Entity is required to be obtained or made by or with respect to Vision in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions, other than any filings that may be required under federal, state or foreign securities laws.

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ARTICLE VI

DELIVERIES

6.1 Deliveries of the Sellers.

(a) Concurrently herewith the Sellers are delivering to Vision and Volt this Agreement executed by the Sellers.

(b) At or prior to the Closing, the Sellers shall deliver:

(i) to Vision, declaration of assignment regarding the Volt Shares as attached hereto as Exhibit A;

(ii) to Vision, this Agreement which shall constitute a duly executed share transfer power for transfer by Sellers of the Volt Shares to Vision (which Agreement shall constitute a limited power of attorney in Vision or any officer thereof to effectuate any share transfers as may be required under applicable law, including, without limitation, recording such transfer in the share registry maintained by Volt for such purpose); and

(iii) to Vision, the certificate required under Section 7.1(a);

(iv) to Vision a board resolution of Volt approving the share transfer to Vision and authorizing the board of directors to issue an updated share register evidencing Vision as shareholder of Volt as attached hereto as Exhibit B; and

(v) to Vision the updated share register of Volt evidencing Vision as shareholder of Volt as attached hereto as Exhibit C;

(c) At or prior to the Closing, the Affiliate Sellers shall deliver:

(i) to the Escrow Agent and to Vision, the escrow agreement substantially in the form attached hereto as Exhibit D (the “Escrow Agreement”), and to Vision, the pledge agreement substantially in the form attached hereto as Exhibit E (the “Pledge Agreement”), each executed by the Affiliate Sellers; and

(ii) such other documents as Vision may reasonably request.

6.2 Deliveries of Vision.

(a) Concurrently herewith, Vision is delivering to the Sellers and to Volt, a copy of this Agreement executed by Vision, and to the Escrow Agent and Affiliate Sellers, a copy of the Escrow Agreement executed Vision, and to the Affiliate Sellers, a copy of the Pledge Agreement executed by Vision.

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(b) Within five business days after the Closing, Vision shall deliver to First Finance, a certificate representing the Non-Affiliate Shares, and to the Escrow Agent, certificates representing the Affiliate Shares.

6.3 Deliveries of Volt.

(a) Concurrently herewith, Volt is delivering to Vision and the Sellers this Agreement executed by Volt.

(b) At or prior to the Closing, Volt shall deliver to Vision:

(i) A certificate of good standing local equivalent dated within 5 business days of the Closing Date, certified by the commercial register of the Canton of Zug;

(ii) a certificate from Volt, signed by its Secretary certifying that the attached copies of Volt’s Charter Documents and resolutions of the Board of Directors of Volt approving this Agreement and the Transactions, are all true, complete and correct and remain in full force and effect;

(iii) the certificate required under Section 7.2(a);

(iv) the Audited Financial Statements, audited by a PCAOB registered firm, and the Unaudited Financial Statements for any subsequent quarter; and

(v) such other documents as Vision may reasonably request.

ARTICLE VII

CONDITIONS TO CLOSING

7.1 Sellers and Volt Conditions Precedent. The obligations of the Sellers and Volt to enter into and complete the Closing is subject, at the option of the Sellers and Volt, to the fulfillment on or prior to the Closing Date of the following conditions.

(a) Representations and Covenants. The representations and warranties of Vision contained in this Agreement shall be true in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date. Vision shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by Vision on or prior to the Closing Date. Vision shall have delivered to the Sellers and Volt, a certificate, dated the Closing Date, to the foregoing effect.

(b) Litigation. No action, suit or proceeding shall have been instituted before any court or governmental or regulatory body or instituted or threatened by any governmental or regulatory body to restrain, modify or prevent the carrying out of the Transactions or to seek damages or a discovery order in connection with such Transactions, or which has or may have, in the reasonable opinion of the Sellers or Volt, a materially adverse effect on the assets, properties, business, operations or condition (financial or otherwise) of Vision.

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(c) Deliveries. The deliveries specified in Section 6.2 shall have been made by Vision.

(d) Reserved.

(e) Approvals. All of Volt’s shareholders and Vision’s Board of Directors shall have approved the Transactions, and, if applicable, all regulatory and third party approvals shall have been obtained.

7.2 Vision Conditions Precedent. The obligations of Vision to enter into and complete the Closing are subject, at the option of Vision, to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived by Vision in writing.

(a) Representations and Covenants. The representations and warranties of the Sellers and Volt contained in this Agreement shall be true in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date. The Sellers and Volt shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by the Sellers and Volt on or prior to the Closing Date. The Sellers and Volt shall have each delivered to Vision a certificate, dated the Closing Date, to the foregoing effect with respect to the respective obligations of each.

(b) Litigation. No action, suit or proceeding shall have been instituted before any court or governmental or regulatory body or instituted or threatened by any governmental or regulatory body against Volt or the Sellers, or to restrain, modify or prevent the carrying out of the Transactions or to seek damages or a discovery order in connection with such Transactions, or which has or may have, in the reasonable opinion of Vision, a materially adverse effect on the assets, properties, business, operations or condition (financial or otherwise) of Volt.

(c) No Material Adverse Change. There are no liabilities and there shall not have been any occurrence, event, incident, action, failure to act, or transaction which has had or is reasonably likely to cause a Volt Material Adverse Effect. Volt shall not enter into any material obligation outside the course of ordinary business or enter into any compensatory agreement without Vision’s prior written consent.

(d) Deliveries. The deliveries specified in Section 6.1 and Section 6.3 shall have been made by the Sellers and Volt, respectively.

(e) Satisfactory Completion of Due Diligence. Vision shall have completed its legal, accounting and business due diligence of Volt and the results thereof shall be satisfactory to Vision in its sole and absolute discretion.

(f) Cash on Hand. Volt shall provide proof to Vision of at least $250,000 cash on hand at the Closing Date.

(g) Approvals. All of Volt’s shareholders and Vision’s Board of Directors shall have approved the Transactions, and, if applicable, all regulatory and third party approvals shall have been obtained.

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ARTICLE VIII
Covenants

8.1 Public Announcements. Vision, the Sellers, and Volt will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press releases or other public statements with respect to the Agreement and the Transactions and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchanges, provided, that this Section will not limit the right of Vision to make any disclosure in any filing or other disclosure with or to the SEC or any other federal, state or foreign securities regulator, provided that a draft copy of such disclosure is provided to Volt in advance and Volt is given a reasonable opportunity to comment on such disclosure.

8.2 Fees and Expenses. All fees and expenses incurred in connection with this Agreement shall be paid by the Party incurring such fees or expenses, whether or not this Agreement is consummated.

8.3 Continued Efforts. Each Party shall use commercially reasonable efforts to (a) take all action reasonably necessary to consummate the Transactions, and (b) take such steps and do such acts as may be reasonably necessary to keep all of its representations and warranties true and correct as of the Closing Date with the same effect as if the same had been made, and this Agreement had been dated, as of the Closing Date.

8.4 Exclusivity. Each of the Sellers and Volt shall not (and shall not cause or permit any of their affiliates to) engage in any discussions or negotiations with any person or take any action that would be inconsistent with the Transactions and that has the effect of avoiding the Closing contemplated hereby. Each of the Sellers and Volt shall notify each other immediately if any person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

8.5 Filing of 8-K. Vision shall file, no later than four (4) business days of the Closing Date, a current report on Form 8-K with the SEC disclosing the material terms of this Agreement.

8.6 Access. Each Party shall permit representatives of any other Party to have such access to its premises, properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to such Party as may be reasonably necessary to effectuate the Transactions.

8.7 Preservation of Business. From the date of this Agreement until the Closing Date, Volt shall operate only in the ordinary and usual course of business consistent with its past practices, and shall use reasonable commercial efforts to (a) preserve intact its business organization, (b) preserve the good will and advantageous relationships with customers, suppliers, independent contractors, employees and other persons material to the operation of its businesses, and (c) not permit any action or omission that would cause any of its representations or warranties contained herein to become inaccurate or any of its covenants to be breached in any material respect.

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article ix
POST-CLOSING COVENANTS

9.1 Governance Changes. The officers of Vision as of the Closing Date shall consist of Andrew Hromyk, Co-Chief Executive Officer, Andre Jurres, Co-Chief Executive Officer, Andrew Hidalgo, Senior Vice President, Arron Smyth, Executive Vice-President of Corporate Development and Matthew Hidalgo, Chief Financial Officer. As of the Closing Date, Andre Jurres shall be appointed Managing Director of Volt. The Board of Directors of Vision as of the Closing Date shall consist of Andrew Hromyk, Andre Jurres, Mike Doyle, Charles Benton and Judd Brammah.

article x
INDEMNIFICATION

10.1 Survival of Representations and Warranties. The representations and warranties of Vision and Sellers contained in this Agreement or in any other certificate, writing or agreement delivered pursuant hereto or in connection herewith shall the survive the Closing Date for twelve (12) months, except (i) as to any matter as to which a claim has been submitted in writing to the other Party before such date and identified as a claim for indemnification pursuant to this Article X, (ii) as to any matter which is based successfully upon fraud with respect to which the cause of action shall expire only upon expiration of the applicable statute of limitations; (iii) those representations and warranties set forth in Sections 4.1, 4.2, 4.3, 4.4 and 4.11, which shall survive forever, and Sections 4.5 and 4.20, which shall survive until the expiration of the applicable statute of limitations.

10.2 Obligations of Sellers. Each Seller shall, severally and not jointly, indemnify, defend and hold harmless Vision and its shareholders, directors, officers, employees, affiliates, agents, representatives and assigns, from and against any and all liabilities, losses, damages, costs and expenses (including reasonable attorney’s fees and costs) (collectively, “Losses”) up to an amount not exceeding the Affiliate Shares, whereas the Affiliate Shares shall serve as the exclusive security for any Losses subject to and in accordance with the terms of the Securities Escrow Agreement, directly or indirectly, as a result of, in connection with, or based upon or arising from any of the following: (i) any inaccuracy in or breach or non-performance of any of the representations, warranties, covenants or agreements made by a Seller in this Agreement, provided however, that First Finance shall have no indemnification obligations under this Section 10.2(i) for inaccuracies, breaches or non-performance of any of the representations, warranties, covenants or agreements made by the Affiliate Sellers in Article IV; (ii) the failure of a Seller to perform fully any covenant, provision or agreement to be performed or observed by them pursuant to this Agreement; or (iii) any other matter as to which a Seller in other provisions of this Agreement have agreed to indemnify Vision. Seller shall reimburse the Indemnified Party promptly upon demand for any un-reimbursed payment made or Loss suffered by such Indemnified Party, as such payment is made or Loss suffered, in respect of any Loss, liability, judgment, claim or demand to which the foregoing indemnity relates. “Indemnified Party” means any party entitled to receive indemnification under this Agreement.

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10.3 Obligations of Vision. Vision shall indemnify, defend and hold harmless each Seller and their respective shareholders, directors, officers, employees, affiliates, agents, representatives and assigns from and against any and all Losses, directly or indirectly, as a result of, in connection with, or based upon or arising from any of the following: (i) any inaccuracy in or breach or non-performance of any of the representations, warranties, covenants or agreements made by Vision in or pursuant to this Agreement; (ii) the failure of Vision to perform fully any covenant, provision or agreement to be performed or observed by it pursuant to this Agreement; or (iii) any other matter as to which Vision in other provisions of this Agreement has agreed to indemnify Sellers. Vision shall reimburse the Indemnified Party promptly upon demand for any unreimbursed payment made or Loss suffered by the Indemnified Party at any time after the Closing Date in respect of any Loss to which the foregoing indemnity relates.

10.4 Notice of Loss. The Indemnified Party with respect to any Loss shall give prompt notice thereof to the Indemnifying Party.

10.5 Defense. In the event any third Party shall make a demand or claim or file or threaten to file or continue any lawsuit, which demand, claim or lawsuit may result in liability to an Indemnified Party in respect of matters embraced by the indemnity under this Agreement, or in the event that a potential Loss, damage or expense comes to the attention of any Party in respect of matters embraced by the indemnity under this Agreement, then the Party receiving notice or becoming aware of such event shall promptly notify the other Party in writing of the demand, claim or lawsuit. Within ten days after written notice by the Indemnified Party (the “Notice”) to an Indemnifying Party of such demand, claim or lawsuit, except as provided in the next sentence, the Indemnifying Party shall have the option, at its sole cost and expense, to retain counsel for the Indemnified Party to defend any such demand, claim or lawsuit; provided that counsel who will conduct the defense of such demand, claim or lawsuit will be approved by the Indemnified Party whose approval will not unreasonably be withheld. The Indemnified Party shall have the right, at its own expense, to participate in the defense of any suit, action or proceeding brought against it with respect to which indemnification may be sought hereunder; provided, however, if (i) the named parties to any such proceeding (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party, representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them, and the Indemnifying Party has not retained separate counsel for the Indemnified Party, (ii) the employment of counsel by such Indemnified Party has been authorized in writing by the Indemnifying Party, or (iii) the Indemnifying Party has not in fact employed counsel to assume the defense of such action within a reasonable time; then, the Indemnified Party shall have the right to retain its own counsel at the sole cost and expense of the Indemnifying Party, which costs and expenses shall be paid by the Indemnifying Party on a current basis. No Indemnifying Party, in the defense of any such demand, claim or lawsuit, will consent to entry of any judgment or enter into any settlement without the consent of the Indemnified Party. If any Indemnified Party will have been advised by counsel chosen by it that there may be one or more legal defenses available to such Indemnified Party which are different from or in addition to those which have been asserted by the Indemnifying Party and counsel retained by the Indemnifying Party declines to assert those defenses, then, at the election of the Indemnified Party, the Indemnifying Party will not have the right to continue the defense of such demand, claim or lawsuit on behalf of such Indemnified Party and will reimburse such Indemnified Party and any Person controlling such Indemnified Party on a current basis for the reasonable fees and expenses of any counsel retained by the Indemnified Party to undertake the defense. In the event that the Indemnifying Party shall fail to respond within ten days after receipt of the Notice, the Indemnified Party may retain counsel and conduct the defense of such demand, claim or lawsuit, as it may in its sole discretion deem proper, at the sole cost and expense of the Indemnifying Party, which costs and expenses shall be paid by the Indemnifying Party on a current basis. Failure to provide Notice shall not limit the rights of such party to indemnification, except to the extent the Indemnifying Party’s defense of the action is actually prejudiced by such failure.

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10.6 Notice by the Parties. Each Party agrees to notify the other of any liabilities, claims or misrepresentations, breaches or other matters covered by this Article X upon discovery or receipt of notice thereof.

10.7 Not Exclusive Remedy. Nothing in this Article X shall be deemed to preclude or otherwise limit in any way either Party’s exercise of its other rights or pursuit of other remedies specified in this Agreement.

10.8 Survival. This Article X shall survive the Closing and shall remain in effect indefinitely. Any matter as to which a claim has been asserted by notice to the other Party that is pending or unresolved at the end of any applicable limitation period set forth in Section 10.1 shall continue to be covered by this Article X notwithstanding any applicable statute of limitations (which the Parties hereby waive) until such matter is finally terminated or otherwise resolved by the Parties or by a court of competent jurisdiction and any amounts payable hereunder are finally determined and paid.

ARTICLE xi
MISCELLANEOUS

11. 1 Payment of Sales, Use or Similar Taxes. All sales, use, transfer, intangible, recordation, documentary stamp or similar Taxes or charges, of any nature whatsoever, applicable to, or resulting from, the transactions contemplated by this Agreement shall be borne by Seller.

11.2 Expenses. Except as otherwise provided in this Agreement, Sellers, Volt and Vision shall each bear its own expenses incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby, it being understood that in no event shall Volt bear any of such costs and expenses.

11.3 Specific Performance. Each Seller acknowledges and agrees that the breach of this Agreement would cause irreparable damage to Vision and that Vision will not have an adequate remedy at law. Therefore, the obligations of a Seller under this Agreement, including, without limitation, such Seller’s obligation to sell its Volt Shares to Vision, shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith. Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which any party may have under this Agreement or otherwise.

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11.4 Further Assurances. Sellers, Volt and Vision each agree to execute and deliver such other documents or agreements and to take such other action as may be reasonably necessary or desirable for the implementation of this Agreement and the consummation of the transactions contemplated hereby.

11.5 Submission to Jurisdiction; Consent to Service of Process; Attorney’s Fees.

(a) The parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of any federal or state court located within the State of New York over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby and each party hereby irrevocably agrees that all claims in respect of such dispute or any suit, action proceeding related thereto may be heard and determined in such courts. The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b) Each of the parties hereto hereby consents to process being served by any party to this Agreement in any suit, action or proceeding by the mailing of a copy thereof in accordance with the provisions of Section 11.9.

(c) If any legal action or any arbitration or other proceeding is brought for the enforcement or interpretation of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with or related to this Agreement, the successful or prevailing party shall be entitled to recover reasonable attorneys’ fees and other costs in connection with that action or proceeding, in addition to any other relief to which it or they may be entitled.

11.6 Entire Agreement; Amendments and Waivers. This Agreement (including the Schedules, and Exhibits to this Agreement), constitute the entire agreement among the Parties with respect to the subject matter of this Agreement and supersede all other prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter of this Agreement. This Agreement may only be amended, supplemented or otherwise modified by written agreement signed by each of the Parties. By an instrument in writing, each Party may waive compliance by the other with any term or provision of this Agreement that such other Party was or is obligated to comply with or perform. No waiver by a party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent occurrence. No failure or delay by a Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.

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11.7 Governing Law. This Agreement shall be governed by and construed in accordance with the internal substantive laws of the State of New York without application of or reference to its choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of New York. Except as otherwise specifically provided for herein, the parties agree that in the event any litigation, arbitration, or other proceeding is brought for the interpretation or enforcement of the Agreement, or because of an alleged dispute, default, misrepresentation, or breach in connection with any of the provisions of the Agreement, each party shall bear its own attorneys’ fees, costs, and expenses; provided, however, that, the prevailing party shall be reimbursed of any and all reasonable attorneys’ fees, costs and expenses incurred in any such proceeding.

11.8 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

11.9 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt), (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested), (c) on the date sent by facsimile (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient, or (d) on the third (3rd) business day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11.9):

Vision:	Vision Hydrogen Corporation 95 Christopher Columbus Drive, 16th Floor Jersey City, NJ 07302 Email: andy.hidalgo@visionh2.com Attention: Andrew Hidalgo, CEO with copy to (which copy shall not constitute Notice hereunder):

Sichenzia Ross Ference LLP
1185 Avenue of the Americas, 31st Floor
New York, New York 10036
Email: mross@srf.law
Attention: Marc J. Ross, Esq.

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Volt:	VoltH2 Holdings AG c/o Vision Hydrogen Corporation 95 Christopher Columbus Drive, 16th Floor Jersey City, NJ 07302 Email:andy.hidalgo@visionh2.com Attention: Andrew Hidalgo

Sellers:

First Finance Europe Limited

20-22 20-22 Wenlock Road

London, N1 7GU

Email: _________

Attention: ___________

Volt Energy B.V.

President Kennedystraat 1

6269 CA Margraten

Netherlands

The Netherlands

Email: andre.jurres@voltenergy.eu

Attention: Andre Jurres

Charlwood Projects Ltd.

c/o Brayne, Williams & Barnard Limited

Rosemount House, Rosemount Avenue

West Byfleet, Surrey KT14 6LB

England

Email: as@charlwoodprojects.com

Attention: Arron Smyth

with copy to (which copy shall not constitute Notice hereunder):

Levi Laurenti Anwaltskanzlei Notariat

Neuhofstrasse 19a,

6340 Baar

Switzerland

Email: law@levilaurenti.com

Attention: Alessandro Levi Laurenti

11.10 Agreement as to 2020 Share Purchase Agreement. Each of Volt and Volt B.V. agree that Section 7 of the Share Purchase Agreement between Volt and Volt B.V. dated August 12, 2020 shall be null and void at the Closing.

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11.11 Severability. If any provision of this Agreement is invalid or unenforceable, the balance of this Agreement shall remain in effect.

11.12 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any person or entity not a party to this Agreement except as provided below. No assignment of this Agreement or of any rights or obligations hereunder may be made by Seller or Vision (by operation of law or otherwise) without the prior written consent of the other parties hereto and any attempted assignment without the required consents shall be void. Upon any such permitted assignment, the references in this Agreement to Vision shall also apply to any such assignee unless the context otherwise requires. Notwithstanding any other provision in this Agreement, First Finance may assign (without further recourse to First Finance) all of its rights and obligations under this Agreement, on a pro rata basis, to a third party or parties prior to the Closing Date with a concurrent assignment of some or all of the Volt Shares registered in its name PROVIDED THAT such assignee or assignees agree to be bound by the terms of this Agreement in respect of the Volt Shares transferred to them.

11.13 Counterparts; Electronic Signature. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to the other Parties. In the event that any signature is delivered by facsimile transmission or by an e-mail which contains a portable document format (.pdf) file of an executed signature page, such signature page shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such signature page were an original thereof. In proving this Agreement, it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom enforcement is sought.

[intentionally blank]

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

Vision:		Sellers:

VISION HYDROGEN CORPORATION, a Nevada corporation		FIRST FINANCE EUROPE LIMITED, a United Kingdom corporation

By:	/s/ Andrew Hidalgo	By:	/s/ Andrew Hromyk
Name:	Andrew Hidalgo	Name:	Andrew Hromyk
Title:	Chief Executive Officer	Title:	Director

Volt:	VOLT ENERGY B.V., a Dutch corporation

VoltH2 Holdings AG, a Swiss corporation

By:	By:	/s/ Andre Jurres
Name:	Name:	Andre Jurres
Title:	Title:	Managing Director

CHARLWOOD PROJECTS LTD., a England & Wales corporation

	By:	/s/ Arron Smyth
	Name:	Arron Smyth
	Title:	Managing Director

For purposes of Article IV only:

VOLT ENERGY B.V., a Dutch corporation

By:	/s/ Andre Jurres
Name:	Andre Jurres
Title:	Managing Director

CHARLWOOD PROJECTS LTD., a England & Wales corporation

By:	/s/ Arron Smyth
Name:	Arron Smyth
Title:	Managing Director

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Schedule A

Schedule of Sellers

Seller	Volt Shares	Vision Shares	Delivery at Closing
Volt Energy B.V.	194,500	1,768,182	To Escrow Agent
Charlwood Projects Ltd.	5,500	50,000	To Seller
First Finance Europe Limited	725,000	6,590,909	To Seller
Total	925,000	8,409,091

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Schedule B

Schedule of Material Contracts

1.	Framework Contract – Development of Power to Gas Installations. Between VoltH2 Operating BV and Sweco Belgium BV Dated 1st March 2021

2.	Office Lease for Head Offices in Bergen op Zoom, Pakhuisstraat 2, 4611 HG

Between VoltH2 Operating BV and Dhr A.F.M Nuijten; Dhr F.J.M Nuijten and Dhr C.M.E.M Nuijten.

Dated 7th June 2021.

3.	Memorandum of Understanding – Use of 30,000 m2 of Land in Vlissingen, The Netherlands.

Between VoltH2 Vlissingen BV and North Sea Port Netherlands NV

Dated 30th June 2020

4.	Memorandum of Understanding – Use of 30,000 m2 of Land in Terneuzen, The Netherlands.

Between VoltH2 Terneuzen BV and North Sea Port Netherlands NV

Dated 3rd March 2021

5.	Memorandum of Understanding – Joint Development of Project Site in Terneuzen.

Between VoltH2 Terneuzen BV and EOLY Energy Belgium.

Dated 9th April 2021

6.	Memorandum of Understanding – Joint Feasibility Study of Project Site at EPZ Nuclear Power Plant in Zeeland, the Netherlands.

Between VoltH2 Operating BV and EPZ N.V.

Dated 30th September 2021

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Schedule C

Transactions With Affiliates and Employees

●	VoltH2 Operating BV has an IT Services Agreement with Eshgro BV. Andre Jurres is an Independent Non Executive Board Member of Eshgro BV since 2017.

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